Exhibit 99.1

Helicos BioSciences Enters into $20 Million Credit Facility with GE Healthcare Financial Services

CAMBRIDGE, Mass.—January 4, 2008—Helicos BioSciences Corporation (NASDAQ: HLCS) announced today that it has closed a $20 million senior secured credit facility with GE Healthcare Financial Services.  The Company will use the credit facility to support working capital and commercialization efforts.

Helicos received $10 million under the new credit facility on December 31, 2007, and has the ability to draw down the remaining $10 million by June 30, 2008.  The initial $10 million will be amortized over 36 months with interest-only payments for the first 12 months.  No warrants are associated with the deal.

 “We have had a relationship with GE Financial Services since 2006 and this additional loan will provide flexibility as we scale up our manufacturing and build inventory to meet customer demand in 2008 and beyond. We are delighted to be able to continue working with GE,” said Steve Lombardi, President and Chief Operating Officer of Helicos.

“Our understanding of the life sciences industry, and the key role companies like Helicos play in driving innovation in genetic analysis, has enabled us to create a unique financing solution to support their growth strategy,” said Anthony Storino, Senior Managing Director, GE Healthcare Financial Services’ life science finance group.

For almost two decades, the life science finance team of GE Healthcare Financial Services has worked with more than 500 companies throughout the United States, Canada and Europe.  With a dedicated focus on assisting life science companies large and small, from the first venture round to post-IPO, the team has provided over $2.5 billion in financing to the market.

About Helicos BioSciences

HelicosTM BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets. Helicos’ proprietary True Single Molecule Sequencing, tSMSTM, technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible. Helicos is a recipient of an NIH $1,000 Genome grant and committed to providing scientists the tools to unlock the era of genomic medicine. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617) 264-1800. For more information, please visit www.helicosbio.com

About GE Healthcare Financial Services

GE Healthcare Financial Services is the premier provider of capital, financial solutions, and related services for the global healthcare market. With over $17 billion in assets, GE Healthcare

Financial Services offers a full range of financing capabilities from equipment leasing and real estate financing to working capital lending, vendor programs, and acquisition financing. With a dedicated focus and a deep knowledge of the healthcare industry, GE Healthcare Financial Services collaborates with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit www.gehealthcarefinance.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Helicos’ expectations concerning its ability to scale up its manufacturing and build inventory to meet customer demand in 2008 and beyond and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to successfully complete the manufacturing process and commercialize the HeliScope system; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our rapid growth and our ability to obtain capital when desired on favorable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

Investor Relations:

Helicos BioSciences Corporation

Louise Mawhinney, 617-264-1800

Sr. Vice President and Chief Financial Officer

Media Contacts:
Racepoint Group Sally Bain 781-487-4647 sbain@racepointgroup.com	Deia Campanelli GE Healthcare Financial Services 312-441-6169 deia.campanelli@ge.com

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